Exhibit B

Global Equity Long/Short Master Fund

301 West Barbee Chapel Road

Chapel Hill, North Carolina 27517

OFFER TO PURCHASE SHARES OF BENEFICIAL INTEREST

DATED DECEMBER 4, 2012

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, EASTERN STANDARD TIME, DECEMBER 23, 2012,

UNLESS THE OFFER IS EXTENDED

To the Shareholders of

Global Equity Long/Short Master Fund:

Global Equity Long/Short Master Fund, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the “Fund”), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the “Offer”) an amount of shares of beneficial interest (“Shares”), or portions thereof, up to 10% of the net asset value of the Fund pursuant to tenders by investors who subscribed for Shares and were admitted to the Fund (“Shareholder”) at a price equal to their net asset value as of March 29, 2013.  The Offer will remain open until 12:00 midnight, Eastern Standard Time, on December 23, 2012, or such later date as corresponds to any extension of the Offer.  The later of December 23, 2012, or the latest time and date to which the Offer is extended is called the “Expiration Date.”  This Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below.  Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Agreement and Declaration of Trust and By-Laws, each dated as of August 23, 2010 (“Governing Documents”).

Shareholders should realize that the value of the Shares tendered in this Offer will likely change between May 31, 2012 (the last time prior to the date of this offer as of which net asset value was calculated and is available) and March 29, 2013, the date as of which the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of the Shares or if the Offer is extended, on such later date as the Board of Trustees of the Fund will determine (“Valuation Date”).  Shareholders tendering their Shares should also note that they will remain Shareholders with respect to the Shares tendered and accepted for purchase by the Fund, through the Valuation Date.  Any tendering Shareholders that wish to obtain the estimated net asset value of their Shares should contact Morgan Creek Capital Management, LLC, by telephone at (919) 933-4004 or by mail or in person at 301 West Barbee Chapel Road, Chapel Hill, North Carolina 27517, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

Shareholders desiring to tender all or any portion of their Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it (if by fax, please deliver an original, executed copy promptly thereafter) to the Fund in the manner set forth in Section 4 below.

IMPORTANT

NONE OF THE FUND, ITS ADVISOR OR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.  SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR SHARES TO TENDER.

BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS OWN FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER.  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL.  IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION.  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

Global Equity Long/Short Master Fund

301 West Barbee Chapel Road

Chapel Hill, North Carolina 27517

Phone: (919) 599-5628

Fax: (919) 933-4048

TABLE OF CONTENTS

	Summary Term Sheet	3

1.	Background and Purpose of the Offer	6

2.	Offer to Purchase and Price	6

3.	Amount of Tender	7

4.	Procedure for Tenders	7

5.	Withdrawal Rights	7

6.	Purchases and Payment	8

7.	Certain Conditions of the Offer	8

8.	Certain Information About the Fund	9

9.	Certain Federal Income Tax Consequences	9

10.	Miscellaneous	10

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer.  To understand the Offer fully and for a more complete discussion of the terms and conditions to the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.  Section references are to this Offer to Purchase.

What is the tender offer?

—	Global Equity Long/Short Master Fund (“Fund”) is offering to purchase for cash an amount of shares of beneficial interest in the Fund (“Shares”) or portions thereof up to 10% of the net asset value of the Fund as of March 29, 2013 (or, if the offer is extended, such date as the Board of Trustee of the Fund will determine) upon specified terms and subject to conditions as set forth in the tender offer documents.

When will the tender offer expire, and may the offer be extended?

—	The tender offer will expire at 12:00 midnight Eastern Standard Time on December 23, 2012, unless extended. See Section 7.

What is the net asset value of the Fund as of a recent date?

—	As of September 28, 2012, the unaudited net asset value of the Fund was approximately $59,851,287.80. See Section 2 for details. Investors who subscribed for Shares and were admitted to the Fund (“Shareholders”) may obtain monthly estimated net asset value information by contacting Morgan Creek Capital Management, LLC, at (919) 933-4004 or at 301 West Barbee Chapel Road, Chapel Hill, North Carolina 27517, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

Will the net asset value be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

3

—	No one can accurately predict the net asset value at a future date. The value of your Shares will change between November 30, 2012 the last time the net asset value of the Fund was calculated and is available) and March 29, 2013 (or, if the offer is extended, such date as the Board of Trustee of the Fund will determine).

How do I tender my Shares?

—	You should read the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, and, if you should decide to tender, complete a Letter of Transmittal. The Letter of Transmittal must be received by Morgan Creek Capital Management, LLC, either by mail or by fax, in proper form before 12:00 midnight Eastern Standard Time on December 23, 2012 (or the date to which the offer is extended). See Section 4.

Is there any cost to me to tender?

—	There is no cost to tender your Shares. Customary wire transfer fees and cash withdrawal fees may be charged by the institution where your Shares are held upon payment of the purchase price. See Section 6.

May I withdraw my tender of Shares after I have tendered them and, if so, by when?

—	Yes, you may withdraw your tender of Shares at any time prior to 12:00 midnight Eastern Standard Time on December 23, 2012 (or if the offer is extended, the date to which the offer is extended) and at any time after such date assuming your Shares have not been accepted for purchase by the Fund. Shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). Please note that although the offer expires on December 23, 2012, you will remain a Shareholder of the Fund with respect to the Shares tendered and accepted for purchase by the Fund through March 29, 2013. See Section 5.

How do I withdraw tendered Shares?

—	A notice of withdrawal of tendered Shares must be timely received by Morgan Creek Capital Management, LLC. See Section 5.

May I place any conditions on my tender of Shares?

—	No.

Is there a limit on the amount of Shares I may tender?

—	You may tender your entire Interest or if you tender a portion of your Interest, up to an amount such that you maintain a minimum capital account balance of $25,000 (or any lower amount equal to the Shareholder's initial subscription amount) after giving effect to the repurchase. See Section 3.

What if Shares in an amount of more than 10% of the net assets value of the Fund as of March 29, 2013 are tendered (and not timely withdrawn)?

—	The Fund will in its sole discretion either: (a) accept additional Shares for tender; (b) extend the offer, if necessary, and increase the amount of Shares that the Fund is offering to purchase to an amount it believes is sufficient; or (c) accept Shares tendered for payment on a prorata basis based on the aggregate net asset value of tendered Shares. See Section 3.

If I decide not to tender, how will the tender offer affect the Shares I hold?

—	Your proportionate interest in the Fund will increase after completion of the tender offer. See Section 1.

Does the Fund have the financial resources to make payment?

4

—	Yes.

If the Shares I tender are accepted by the Fund, how and when will payment be made?

—	Payment for the tendered Shares will consist of cash in an amount equal to the estimated unaudited net asset value of the Shares tendered as of March 29, 2013 (subject to any extension of the offer) (the “Initial Payment”).

Is my sale of Shares in the tender offer a taxable transaction?

—	In general, you will be treated as receiving a distribution from the Fund. A cash distribution in complete liquidation of your Shares generally will recognize capital gain or loss to the extent of the difference between the cash received by you and your adjusted tax basis in such Shares. Please consult your tax advisor as well. See Section 9.

Is the Fund required to complete the tender offer and purchase all Shares tendered up to the amount of Shares tendered for?

—	Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 7.

What action need I take if I decide not to tender my Shares?

—	None.

Does management encourage Shareholders to participate in the tender offer, and will they participate in the tender offer?

—	No. Neither the Fund, its Board of Trustees nor the Fund’s investment adviser is making any recommendation to tender or not to tender Shares in the tender offer. No director or officer of the Fund intends to tender Shares.

Will this be my last opportunity to tender Shares to the Fund?

—	The Board of Trustees of the Fund has the discretion to determine whether the Fund will purchase Shares from Shareholders from time to time pursuant to written tenders. Morgan Creek Capital Management, LLC, the Fund’s investment adviser, expects that it will recommend to the Board of Trustees that the Fund purchase Shares from Shareholders four times each year, in March, June, September and December. See Section 1.

How do I obtain information?

—	Questions and requests for assistance and request for additional copies of the tender offer documents should be directed to Morgan Creek Capital Management, LLC at (919) 933-4004.

5

1. Background and Purpose of the Offer.  The purpose of this Offer is to provide liquidity to Shareholders that hold Shares, as contemplated by and in accordance with the procedures set forth in the Fund’s Prospectus of July 27, 2012, as it may be revised or modified in the future (“Prospectus”), and the Fund’s Agreement and Declaration of Trust and By-Laws, each dated as of August 23, 2010 (“Governing Documents”). The Prospectus and the Governing Documents, which were made available to each Shareholder in advance of subscribing for Shares, provide that the Board of Trustees of the Fund has the discretion to determine whether the Fund will purchase Shares from Shareholders from time to time pursuant to written tenders.  The Prospectus also states that Morgan Creek Capital Management, LLC (the “Adviser”) expects that it will recommend to the Board of Trustees that the Fund purchase Shares from Shareholders four times each year, in March, June, September and December.  Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Board of Trustees has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offer is in the best interests of Shareholders in order to provide liquidity for Shares as contemplated in the Prospectus and the Governing Documents.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares.  Shareholders that retain their Shares may be subject to increased risks that may possibly result from the reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered.  These risks include the potential for greater volatility due to decreased diversification. A reduction in the aggregate assets of the Fund may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.  These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders from time to time. Payment for any Shares purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

Shares that are tendered to the Fund in connection with this Offer will be retired.  The Fund currently expects that it will accept subscriptions for Shares on the first day of each month thereafter, but is under no obligation to do so.

The tender of Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Shares are purchased. A Shareholder should also realize that the Offer is set to expire on the latest applicable Expiration Date and that, if a Shareholder desires to tender Shares for purchase, the Shareholder must do so by such Expiration Date. With respect to the Shares the Shareholder is tendering that are accepted for purchase by the Fund, the Shareholder remains a shareholder of the Fund through the date as of which the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of the Shares or if the Offer is extended, on such later date as the Board of Trustees of the Fund will determine (“Valuation Date”), when the net asset value of the Shares is calculated.

2. Offer to Purchase and Price.  Subject to the conditions of the Offer, the Fund will purchase an amount of Shares or portions thereof up to 10% of the net asset value of the Fund that are tendered by Shareholders, and not withdrawn (in accordance with Section 5 below), prior to 12:00 midnight, Eastern Standard Time, on December 23, 2012 (this time and date is called the “Initial Expiration Date”), or any later date as corresponds to any extension of the Offer.  The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the “Expiration Date.”  The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below.  The purchase price of a Share tendered will be its net asset value as of the close of the Valuation Date, payable as set forth in Section 6.  The Fund reserves the right to change the Valuation Date to correspond with any extension of the Offer.

As of the close of business on September 28, 2012, there was approximately US $59,851,287.80 outstanding in capital of the Fund held in Shares (based on the unaudited net asset value of such Shares).  Shareholders may obtain monthly estimated net asset value information until the Expiration Date by contacting Morgan Creek Capital Management, LLC, at (919) 933-4004 or at 301 West Barbee Chapel Road, Chapel Hill, North Carolina 27517, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

6

3. Amount of Tender.  Subject to the limitations set forth below, Shareholders may tender all of their Shares or a portion of their Shares (defined as a specific dollar value) up to an amount such that the required minimum capital account balance is maintained by the tendering Shareholder.  A Shareholder that tenders for repurchase only a portion of its Shares will be required to maintain a minimum capital account balance (or any lower amount equal to the Shareholder's initial subscription amount) after giving effect to the repurchase.  If a Shareholder tenders an amount that would cause the Shareholder’s capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Shareholder so that the required minimum balance is maintained.  The Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered.

If the amount of Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to 10% of the net asset value of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below.  If Shares in an amount more than 10% of the Fund’s net asset value are duly tendered to the Fund prior to the Expiration Date and not withdrawn pursuant to Section 5 below, the Fund will in its sole discretion either: (a) accept additional Shares for tender in accordance with the terms of Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (“1934 Act”); (b) extend the Offer, if necessary, and increase the amount of Shares that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered on or before the Expiration Date for payment on a prorata basis based on the aggregate net asset value of tendered Shares.  The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

4. Procedure for Tenders.  Shareholders wishing to tender Shares pursuant to the Offer should mail or fax a completed and executed Letter of Transmittal to Morgan Creek Capital Management, LLC, at the address or to the fax number set forth on page 2.  The completed and executed Letter of Transmittal must be received by Morgan Creek Capital Management, LLC, either by mail or by fax, no later than the Expiration Date.

The Fund recommends that all documents be submitted to Morgan Creek Capital Management, LLC via certified mail, return receipt requested, or by facsimile transmission.  A Shareholder choosing to fax a Letter of Transmittal to Morgan Creek Capital Management, LLC must also send or deliver the original completed and executed Letter of Transmittal to Morgan Creek Capital Management, LLC promptly thereafter.  Shareholders wishing to confirm receipt of a Letter of Transmittal may contact Morgan Creek Capital Management, LLC at the address or telephone numbers set forth on page 2.  The method of delivery of any documents is at the election and complete risk of the Shareholder tendering the Share including, but not limited to, the failure of Morgan Creek Capital Management, LLC to receive any Letter of Transmittal or other document submitted by facsimile transmission.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Share or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.  None of the Fund, the Advisor or the Board of Trustees shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5. Withdrawal Rights.  Any Shareholder tendering Shares pursuant to this Offer may withdraw its tender at any time prior to or on the Expiration Date and at any time after December 23, 2012, assuming such Shareholder’s Shares have not yet been accepted for purchase by the Fund.  Shares withdrawn may be re-tendered, however, provided that such tenders are made before the latest applicable Expiration Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the 1934 Act, if the Fund has not yet accepted a Shareholder’s tender of Shares on or before the Expiration Date, the Shareholder will also have the right to withdraw its tender of its Shares until such Shares have been accepted on or after the Expiration Date. To be effective, any notice of withdrawal of a tender must be timely received by Morgan Creek Capital Management, LLC at the address or fax number set forth on page 2.  All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination will be final and binding.  A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.  However, withdrawn Shares may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

7

6. Purchases and Payment.  For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Shares that are tendered as if, and when, it gives written notice to the tendering Shareholder of its election to purchase the Shareholder’s Shares.

The purchase price will consist of cash and/or securities traded on an established securities exchange, valued at net asset value in accordance with the Governing Documents in an amount equal to the estimated unaudited net asset value of the Shares tendered as of the Valuation Date.

Any payment in cash will be made by wire transfer directly to the account in which the tendering Shareholder held its Shares.  Payments in cash wired directly to such accounts will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account.

The Fund expects that the purchase price for Shares acquired pursuant to the Offer, which will not exceed 10% of the net asset value of the Fund (unless the Fund elects to purchase a greater amount), will be derived from:  (a) cash on hand; (b) the proceeds of the sale or delivery of securities and portfolio assets held by the Fund; and/or (c) possibly borrowings, as described below.  None of the Fund, the Adviser or the Board of Trustees, has determined at this time to borrow funds to purchase Shares tendered in connection with the Offer.  However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to finance any portion of the purchase price.

7. Certain Conditions of the Offer.  The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension.  The purchase price of a Share tendered by any Shareholder will be the net asset value thereof as of the close of business on March 29, 2013, or, if the Offer is extended beyond the Initial Expiration Date, the purchase price of a Share tendered by any Shareholder will be the net asset value as of the close of business on the  on such later date as the Board of Trustees of the Fund will determine.  During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer.  The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer:  (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Shares.  If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or the State of New York that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Board of Trustees determines that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer.  However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8

8. Certain Information About the Fund.  The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company, and Shares are registered under the Investment Company Act of 1940, as amended.  The Fund is organized as a Delaware statutory trust.  The principal office of the Fund is located at 301 West Barbee Chapel Road, Chapel Hill, North Carolina 27517 and it may be reached at (919) 933-4004.  Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Governing Documents.  The Trustees are William C. Blackman, Michael S. McDonald, Sean S. Moghavem, Mark W. Yusko, and Michael Hennessy.  Their address is c/o Morgan Creek Capital Management, LLC, 301 West Barbee Chapel Road, Chapel Hill, North Carolina 27517.

The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares (other than the Fund’s intention to accept subscriptions for Shares from time to time in the discretion of the Fund) or the disposition of Shares; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser of the Fund, or in the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Trustees, to fill any existing vacancy on the Board of Trustees or to change any material term of the investment advisory arrangement with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Trustees determines may be necessary or appropriate to fund any portion of the purchase price for Shares purchased pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its fundamental investment policies, as amended, for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the Governing Documents or other actions that may impede the acquisition of control of the Fund by any person.

The Fund accepted of subscriptions for Shares as of November 1, 2012 and December 1, 2012. Additionally, the Fund processed the September 28, 2012 tender of shares of $2,000,000 from the Fund to the offshore feeder. As of September 28, 2012, Morgan Creek Opportunity Offshore Fund, Ltd. owned approximately 97.7% of the outstanding Shares.

9. Certain Federal Income Tax Consequences.  The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Fund from Shareholders pursuant to the Offer.  Shareholders should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

In general, a Shareholder from which Shares are purchased by the Fund will be treated as receiving a distribution from the Fund.  A Shareholder receiving a cash distribution in complete liquidation of the Shareholder’s Shares generally will recognize capital gain or loss to the extent of the difference between the cash received by such Shareholder and such Shareholder’s adjusted tax basis in such Shares.  Such capital gain or loss will be short-term or long-term capital gain or loss depending upon the Shareholder’s holding period for the Shares.  However, a Shareholder will recognize ordinary income to the extent the Shareholder’s allocable share of the Fund’s “unrealized receivables” exceeds the Shareholder’s basis in such unrealized receivables.  For these purposes, accrued but untaxed market discount, if any, on securities held by the Fund will be treated as an unrealized receivable.

A Shareholder receiving a cash distribution in partial liquidation of the Shareholder’s Shares generally will recognize income in a similar manner to the extent that the cash received exceeds such Shareholder’s adjusted tax basis in such Shares.  A Shareholder receiving a cash distribution in partial liquidation of the Shareholder’s Shares will not recognize any loss in connection with such distribution.  A Shareholder’s tax basis in Shareholder’s Shares will be reduced (but not below zero) by the amount of cash received by the Shareholder from the Fund in connection with the purchase of such Shares.  A Shareholder’s tax basis in the Shares will be adjusted for income, gain or loss allocated (for tax purposes) to the Shareholder for periods prior to the purchase of such Shares.

9

The Fund may specially allocate items of Fund capital gain, including short-term capital gain, to a Shareholder from which Shares are purchased to the extent the Shareholder’s liquidating distribution would otherwise exceed the Shareholder’s adjusted tax basis in such Shares.  Such a special allocation may result in the Shareholder recognizing capital gain, which may include short-term gain, in the Shareholder’s last taxable year in the Fund, thereby reducing the amount of long-term capital gain recognized during the taxable year in which the Shareholder receives the liquidating distribution.

Assuming, as is expected, that the Fund qualifies as an “investment partnership” within the meaning of section 731(c)(3)(C)(i) of the Internal Revenue Code of 1986, as amended, distributions of securities, whether in complete or partial liquidation of a Shareholder’s Shares, generally will not result in the recognition of taxable gain or loss to the Shareholder, except to the extent such distribution is treated as made in exchange for such Shareholder’s share of the Fund’s unrealized receivables.  If the Fund distributes securities to a Shareholder in connection with a complete liquidation of the Shareholder’s Shares, then the Shareholder’s tax basis in the distributed securities would be equal to the Shareholder’s adjusted tax basis in such Shares, reduced by the amount of any cash distribution.  In the case of a partial liquidation of a Shareholder’s Shares, the Shareholder’s tax basis in the distributed securities would be equal to the Fund’s tax basis in the distributed securities (or, if lesser, the Shareholder’s adjusted tax basis in the Shares), reduced by the amount of any cash distribution.  The Shareholder’s holding period for the distributed securities would include the Fund’s holding period for such securities.

10. Miscellaneous.  The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction.  The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein.  A free copy of such statement may be obtained from the Fund by contacting Morgan Creek Capital Management, LLC at the address and telephone numbers set forth on page ii or from the Securities and Exchange Commission’s internet web site, http://www.sec.gov.  For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 100 F Street, N.E.,Washington, D.C. 20549.

ANNEX A

Financial Statements

Audited financial statements of the Fund, dated March 31, 2012, are hereby incorporated by reference to the Fund’s Prospectus, filed with the Securities and Exchange Commission on Form N-2 on July 27, 2012.

The Fund’s Audited Annual Report were delivered to shareholders beginning May 30, 2012 and filed with the Securities and Exchange Commission on Form N-CSR on June 7, 2012.

The Fund’s Semi-Annual financial statements were delivered to shareholders beginning November 29, 2012 and filed with the SEC on Form N-CSRS on November 29, 2012.

10